Exhibit 4.2
EXECUTION VERSION
L-3 COMMUNICATIONS CORPORATION
as Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

First Supplemental Indenture
Dated as of May 21, 2010

$800,000,000 4.750% Senior Notes due July 15, 2020

          FIRST SUPPLEMENTAL INDENTURE dated as of May 21, 2010 among L-3 Communications Corporation, a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
WITNESSETH:
          WHEREAS, the Company and the Guarantors have heretofore entered into an Indenture, dated as of May 21, 2010 (the “Original Indenture”), with the Trustee;
          WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the “Indenture”;
          WHEREAS, under the Original Indenture, a new series of Securities may at any time be established pursuant to a supplemental indenture executed by the Company and the Trustee;
          WHEREAS, the Company proposes to create under the Indenture a new series of Securities;
          WHEREAS, the Company desires to issue $800,000,000 in aggregate principal amount of Notes (as defined below), which will be a new series of Securities under the Indenture; and
          WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a legal, valid and binding obligation of the Company have been done or performed.
          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree to the following provisions:
          Capitalized terms used but not defined herein have the meanings ascribed thereto in the Original Indenture.

ARTICLE I
4.750 % Senior Notes due 2020
          SECTION 1.01 Establishment and Terms.
          There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s 4.750 % Senior Notes due 2020 (the “Notes”).
          The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. The Notes that are to be authenticated and delivered on the date hereof (the “Initial Notes”) will be in an aggregate principal amount of $800,000,000.
          With respect to any additional Notes (the “Additional Notes”) the Company elects to issue under the Indenture, the Company shall set forth in an Officers’ Certificate the following information:
(i)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(ii)	the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.
          For purposes of the Indenture, notes will not be deemed to be Additional Notes of a series unless the maturity date, interest payment dates, record dates and interest rate are identical to the Initial Notes for that series.
          The Initial Notes and any Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Initial Notes and any Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or any Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
          The Notes shall each be issued in the form of one or more Global Securities in substantially the form set out in Exhibit A. The initial Depositary with respect to the Notes shall be The Depository Trust Company (“DTC”).
          SECTION 1.02 Maturity, Payment of Principal and Interest.
          The Notes will mature on July 15, 2020.
          The Notes will bear interest at the rate of 4.750% per annum. The interest payment dates with respect to the Notes will be January 15 and July 15 of each year. The first interest payment date with respect to the Initial Notes will be January 15, 2011. Interest payable on January 15 and July 15, shall be paid to the Person in whose name the applicable Note is registered on the immediately preceding January 1 and July 1, respectively. Interest on the

Initial Notes will accrue from May 21, 2010. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
          All payments of principal, premium (if any) and interest on the Notes shall be made in accordance with Section 4.1 of the Original Indenture and in the manner set forth in Section 2.13 of the Original Indenture and Exhibit A hereto.
          SECTION 1.03 No Sinking Fund or Payments of Additional Amounts.The Notes will not be subject to a sinking fund and no payments of Additional Amounts shall be made on the Notes.
          SECTION 1.04 Optional Redemption.
          The Company may, at its option, redeem the Notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:
(i)	100% of the principal amount of the Notes being redeemed, and

(ii)	the present value of the Remaining Scheduled Payments on the Notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 25 basis points.
          If the Company elects to redeem the Notes pursuant to this Section 1.04, it shall also pay accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
          In determining the redemption price and accrued interest pursuant to this Section 1.04, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
          For the purposes of this Section 1.04, the following definitions are applicable:
          “Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference

Treasury Dealer Quotations, or (B) if the Trustee is given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Reference Treasury Dealer” means (A) Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., (or their respective affiliates which are Primary Treasury Dealers) and each of their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.
          “Remaining Scheduled Payments” means, with respect to any Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          SECTION 1.05 Offer To Repurchase Upon Change Of Control Triggering Event.
          (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 1.04 of this First Supplemental Indenture, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer ”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment ”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date upon which any Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control Triggering Event but subject to the occurrence of a Change of Control Triggering Event, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice, if mailed prior to the occurrence of the Change of Control Triggering

Event, shall state that the Change of Control Offer is conditioned on the occurrence of a Change of Control Triggering Event on or prior to the Change of Control Payment Date. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.
          (b) On the Change of Control Payment Date, the Company shall, to the extent lawful:
     (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and not withdrawn;
     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and
     (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
The Paying Agent shall promptly transmit to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and transmit (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Article III of the Original Indenture and this Section 1.05 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          (c) For the purposes of this Section 1.05, the following definitions are applicable:
          “Change of Control” means the occurrence of any one of the following:
          (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;
          (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (as defined above) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares, other than by a person whose outstanding Voting

Stock, measured by voting power rather than number of shares, is owned 100%, directly or indirectly, by Holdings;
               (3) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or
               (4) the adoption of a plan relating to the liquidation or dissolution of the Company.
          “Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the 60-day period (the “Trigger Period”) commencing on the earlier of (1) the occurrence of a Change of Control and (2) public notice of the pending occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).
          Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control (1) if the Rating Agencies making the reduction in rating that causes the Notes to cease to be rated Investment Grade do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the ratings reduction) and (2) unless and until such Change of Control has actually been consummated.
          “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date hereof; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
          “Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
          “Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P).
          “Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          “Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.
          “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

          SECTION 1.06 Denominations. The Notes shall be issued only in fully registered book-entry form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
ARTICLE II
MISCELLANEOUS
          SECTION 2.01 Trustee Matters. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.
          SECTION 2.03 Ratification. The Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that, in case of conflict between this First Supplemental Indenture and the Original Indenture, this First Supplemental Indenture shall control.
          SECTION 2.05 Counterpart Originals. This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.
          SECTION 2.07 Performance by DTC, Euroclear or Cede & Co. Neither the Company nor the Trustee shall have any responsibility for the performance of DTC, Euroclear or Cede & Co., or any of their participants, direct or indirect, of their respective obligations under the rules and procedures governing their operations.
          SECTION 2.09 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of Section 318(c) of the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), the imposed duties shall control.
          SECTION 2.10 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
          SECTION 2.12 Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
          SECTION 2.14 Provisions for the Sole Benefit of Parties and Holders. Nothing in the Original Indenture, as supplemented, amended and modified by this First Supplemental Indenture, or in the Notes, expressed or implied, is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company, the Trustee, the Paying Agent and the registered owners of the Notes, any legal or equitable right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in the Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company, the Trustee, the Paying Agent and the registered owners of the Notes.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

L-3 COMMUNICATIONS CORPORATION, as Issuer
By:	/s/ Steven M. Post
	Name:	Steven M. Post
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Guarantors:
BROADCAST SPORTS INC.
D.P. ASSOCIATES, INC.
ELECTRODYNAMICS, INC.
INTERNATIONAL RESOURCES GROUP LTD.
INTERSTATE ELECTRONICS CORPORATION
LINCOM WIRELESS, INC.
L-3 CHESAPEAKE SCIENCES CORPORATION
L-3 COMMUNICATIONS ADVANCED LASER SYSTEMS TECHNOLOGY, INC.
L-3 COMMUNICATIONS AIS GP CORPORATION
L-3 COMMUNICATIONS APPLIED SIGNAL AND IMAGE TECHNOLOGY, INC.
L-3 COMMUNICATIONS AVIONICS SYSTEMS, INC.
L-3 COMMUNICATIONS CINCINNATI ELECTRONICS, INC.
L-3 COMMUNICATIONS CYTERRA CORPORATION
L-3 COMMUNICATIONS DYNAMIC POSITIONING AND CONTROL SYSTEMS, INC.
L-3 COMMUNICATIONS ELECTRON TECHNOLOGIES, INC.
L-3 COMMUNICATIONS EO/IR, INC.
L-3 COMMUNICATIONS EOTECH, INC.
L-3 COMMUNICATIONS ESSCO, INC.
L-3 COMMUNICATIONS FLIGHT CAPITAL LLC
L-3 COMMUNICATIONS FLIGHT INTERNATIONAL AVIATION LLC
L-3 COMMUNICATIONS FOREIGN HOLDINGS, INC.
L-3 COMMUNICATIONS GERMANY HOLDINGS, LLC
L-3 COMMUNICATIONS INFRAREDVISION TECHNOLOGY CORPORATION
L-3 COMMUNICATIONS INVESTMENTS INC.
L-3 COMMUNICATIONS KLEIN ASSOCIATES, INC.
L-3 COMMUNICATIONS MARIPRO, INC.
L-3 COMMUNICATIONS MOBILE-VISION, INC.
L-3 COMMUNICATIONS NOVA ENGINEERING, INC.
L-3 COMMUNICATIONS SECURITY AND DETECTION SYSTEMS, INC.
L-3 COMMUNICATIONS SHARED SERVICES, LLC
L-3 COMMUNICATIONS SONOMA EO, INC.
L-3 COMMUNICATIONS VECTOR INTERNATIONAL AVIATION LLC
L-3 COMMUNICATIONS VERTEX AEROSPACE LLC
L-3 COMMUNICATIONS WESTWOOD CORPORATION

L-3 FUZING AND ORDNANCE SYSTEMS, INC.
L-3 G.A. INTERNATIONAL, INC.
L-3 GLOBAL COMMUNICATIONS SOLUTIONS, INC.
L-3 SERVICES, INC.
L-3 UNMANNED SYSTEMS, INC.
MICRODYNE COMMUNICATIONS TECHNOLOGIES INCORPORATED
MICRODYNE CORPORATION
MICRODYNE OUTSOURCING INCORPORATED
PAC ORD INC.
POWER PARAGON, INC.
SPD ELECTRICAL SYSTEMS, INC.
SPD SWITCHGEAR INC.
TITAN FACILITIES, INC.
As Guarantors

By: Name:	/s/ Steven M. Post Steven M. Post
Title:	Senior Vice President, Secretary
L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P., a Delaware limited partnership
As a Guarantor

By: L-3 COMMUNICATIONS AIS GP CORPORATION, as General Partner

By: Name:	/s/ Steven M. Post Steven M. Post
Title:	Senior Vice President, Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
     as Trustee

By:	/s/ Raymond K. O’Neil
Name: Raymond K. O’Neil
Title: Senior Associate

EXHIBIT A
FORM OF 2020 NOTE
[FACE OF SECURITY]
     [Global Note]
[Certificated Note]
          [IF THIS SECURITY IS TO BE A GLOBAL NOTE, IT SHALL BEAR THE FOLLOWING LEGEND:]
          THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.
          [FOR AS LONG AS THIS GLOBAL SECURITY IS DEPOSITED WITH OR ON BEHALF OF THE DEPOSITORY TRUST COMPANY IT SHALL BEAR THE FOLLOWING LEGEND:]
          THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO L-3 COMMUNICATIONS CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR

OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

L-3 COMMUNICATIONS CORPORATION
% SENIOR NOTES DUE 2020

No. ___	CUSIP No.
ISIN No.
$
          L-3 Communications Corporation, a Delaware corporation (the “Issuer”), for value received promises to pay to Cede & Co., or registered assigns, the principal sum of                      Dollars[, or such greater or lesser amount as indicated on the Schedule I hereto,]1 on [          ], 2020.

Interest Payment Dates:	and

Record Dates:	and
          Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by its duly authorized officers.
Dated:

L-3 COMMUNICATIONS CORPORATION
By:
Name:
Title:

By:
Name:
Title:

Attest:

By
Name:
Title:

[1].	To be included in any Global Note.

Certificate of Authentication:
This is one of the Securities of the series
designated therein referred to in the within-
mentioned Indenture.
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:		Dated:

Authorized Signatory

[REVERSE OF SECURITY]
L-3 COMMUNICATIONS CORPORATION
% SENIOR NOTES DUE 2020
          This Security is one of a duly authorized issue of 4.750% Senior Notes Due 2020 (the “Securities”) of L-3 Communications Corporation, a Delaware corporation (the “Issuer”). The Issuer issued the Securities under an Indenture dated as of May 21, 2010 (the “Original Indenture”) among the Issuer, the guarantors listed on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May  , 2010 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”). Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.
     1. Interest. The Issuer promises to pay interest on the principal amount of this Security at % per annum from                     , 2011 until maturity. The Issuer will pay interest semiannually on [   ] and [   ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Securities will accrue from the most recent interest payment date on which interest has been paid or, if no interest has been paid, from                     , 2010; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such next succeeding interest payment date; provided, further, that the first interest payment date shall be [   ], 2011. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Issuer will pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on the record date next preceding the interest payment date, even if such Securities are canceled after such record date and on or before such interest payment date. The Holder must surrender this Security to a Paying Agent to collect principal payments. The Issuer will pay the principal of and interest on the Securities in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Such amounts shall be payable at the offices of the Trustee or any Paying Agent, provided that at the option of the Issuer, the Issuer may pay such amounts (1) by wire transfer with respect to Securities represented by a Global Note or (2) by check payable in such money mailed to a Holder’s registered address with respect to any Security.
     3. Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar, co-registrar or additional paying agent without notice to any Holder. The Issuer or any of the Issuer’s subsidiaries may act in any such capacity.
     4. Indenture. The terms of the Securities include those stated in the Indenture and the provisions made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the First Supplemental Indenture; provided, that if any provision of the Indenture limits, qualifies or conflicts with the duties imposed by operation of TIA Section 318(c), the imposed duties shall control. Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. The Securities are unsecured senior obligations of the Issuer and rank equally with all of the Issuer’s existing and future unsecured indebtedness. The Indenture provides for the issuance of other series of debt securities thereunder.
     5. Optional Redemption.
          (a) The Issuer may, at its option, redeem the Securities in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:
     (i) 100% of the principal amount of the Securities being redeemed, and
     (ii) the present value of the Remaining Scheduled Payments on the Securities being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus [   ] basis points.
          (b) If the Issuer elects to redeem the Securities, it will also pay accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     6. Mandatory Redemption.
          Except as set forth in paragraph 7 below, the Issuer shall not be required to make mandatory redemption payments with respect to the Securities.
     7. Repurchase At Option Of Holder.
          Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the Securities as described above, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer ”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment ”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date; provided, that the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer. Within 30 days following the date upon which any Change of Control Triggering Event occurs, or at the Issuer’s option, prior to any Change of Control Triggering Event but subject to the occurrence of a Change of Control Triggering Event, the Issuer will mail a notice to each Holder describing the events constituting a Change of Control Triggering Event

(including the transaction or transactions that constitute the Change of Control) and offering to repurchase Securities on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice, if mailed prior to the occurrence of the Change of Control Triggering Event, will state that the Change of Control Offer is conditioned on the occurrence of a Change of Control Triggering Event on or prior to the Change of Control Payment Date. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event.
     8. Notice of Redemption.
          Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Securities are to be redeemed at its registered address. Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Securities held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Securities or portions thereof called for redemption.
     9. Denominations, Transfer, Exchange.
          The Securities are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Security or portion of a Security selected for redemption, except for the unredeemed portion of any Security being redeemed in part. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed or during the period between a record date and the corresponding interest payment date.
     10. Persons Deemed Owners.
          The registered Holder of a Security may be treated as its owner for all purposes.
     11. Amendment, Supplement and Waiver.
          Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities, and any existing default or compliance with any provision of the Indenture or the Securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Securities). Without the consent of any Holder of a Security, the Indenture or the Securities may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Securities in addition to or in place of certificated Securities, to provide for the assumption of the Issuer’s obligations to Holders of the Securities in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Securities or that does not adversely affect the legal rights under the Indenture of any such Holder, to secure the Securities or to add additional guarantors), to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to conform the text of the Indenture or the Securities to any provision in the Prospectus, dated ___         , 2010, with respect to the Securities, under the caption “Description of the Senior Notes,” to the extent that such provision was intended to be a verbatim recitation of the Indenture, the Subsidiary Guarantees or the Securities.
     12. Defaults and Remedies.
          An “Event of Default” means any of the following: (i) default for 30 days in the payment when due of interest with respect to, the Securities; (ii) default in payment when due of the principal of or premium, if any, on the Securities; (iii) failure by the Issuer to comply with the covenants contained in section 1.05 of the First Supplemental Indenture or section 5.1 of the Original Indenture; (iv) failure by the Issuer to comply with any of its other agreements in the Original Indenture or the Securities for 90 days after written notice is received by the Issuer and the Trustee from the Holders of at least 25% in aggregate principal amount of the Securities then outstanding; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or any of its Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date hereof, which default relates to a payment at final maturity or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of all other Indebtedness that is not paid at final maturity or results in the maturity of which has been so accelerated, aggregates $100.0 million or more; (vi) failure by the Issuer or any of its Subsidiaries to pay final judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid.
          If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Securities by notice in writing, may declare the principal amount of and accrued and unpaid interest on all the Securities to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Significant Subsidiary, the principal amount of and accrued and unpaid interest on all the Securities will become due and payable without further action or notice. Holders of the Securities may not enforce the Indenture or the Securities except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Securities notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

          The Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may on behalf of the Holders of all of the Securities waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Securities.
     13. Trustee Dealings with Issuer.
          The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.
     14. No Recourse against Others.
          A director, officer, employee, incorporator or stockholder, of the Issuer or any Subsidiary of the Issuer, as such, shall not have any liability for any obligations of the Issuer or any Subsidiary of the Issuer under the Securities, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.
     15. Authentication. The Securities shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed thereon.
     17. Indenture to Control; Governing Law. In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control. The Indenture and the Securities shall be governed by and construed under the laws of the State of New York.
     18. Abbreviations and Definitions. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
          The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:
L-3 Communications Corporation
600 Third Avenue, 34th Floor
New York, New York 10016
Attention: Secretary
Telephone: (212) 697-1111

SCHEDULE I2
          The initial aggregate principal amount of Securities evidenced by the Certificate to which this Schedule is attached is $                    . The notations on the following table evidence decreases and increases in the aggregate principal amount of Securities evidenced by such Certificate.

Principal Amount of
Securities Remaining
Decrease in Principal	Increase in Principal	After Such Decrease	Notation by
Amount of Securities	Amount of Securities	or Increase	Security Registrar

[2]	To be included in any Global Note.

ASSIGNMENT FORM
          To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

(Participant in a Recognized Signature Guaranty Medallion Program)
          This assignment relates to $___principal amount of      % Senior Notes due 2020 of L-3 Communications Corporation held in3 ___book-entry or ___definitive form by                      (the “Transferor”).
          The Transferor has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

[INSERT NAME OF TRANSFEROR]

By:

Name:
Title:
Address:
Date:

3.	Fill in blank or check appropriate box, as applicable.